UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 3, 2005

AMERICAN ACCESS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24575	59-3410234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6670 SPRINGLAKE ROAD, KEYSTONE HEIGHTS, FLORIDA	32656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 352-473-6673

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On August 3, 2005, management and the Audit Committee of the Board of Directors of American Access Technologies, Inc. (the “Company”) concluded that a restatement of the consolidated financial statements included in the Company’s Form 10-KSB for the year ended December 31, 2004 is necessary.

Background

The Company has discovered an error in the accounting for inventory as of December 31, 2004 in the amount of approximately $130,000 which it believes will require the restatement of the 2004 financial statements. The effect of the restatement will be to decrease inventory by approximately $130,000, to increase the net loss by approximately $130,000, and to increase the net loss per share by $(.02).

The Company is in the process of evaluating it’s system of internal controls surrounding inventory and the reasons that this error was not discovered in the initial preparation of the financial statements for the year ended December 31, 2004.

As a result of the Company’s determination to restate its financial statements as discussed above, the previously filed financial statements and other financial information for the fiscal year ended December 31, 2004 should no longer be relied upon.

The Company’s management and the Audit Committee have discussed the foregoing matters with the Company’s independent registered accounting firm, Rachlin Cohen & Holtz LLC.

On August 8, 2005, the Company issued a press release announcing the restatement discussed above. The release also reported that the quarter ended June 30, 2005 was profitable. A copy of the press release is furnished as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits

Item No.	Exhibit Index
99.1	As set forth in Item 2.02, there is furnished herewith as Exhibit 99.1 press release issued August 8, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN ACCESS TECHNOLOGIES, INC.
(Registrant)

Date: August 8, 2005	By:	/s/ Joseph F. McGuire
Joseph F. McGuire
Chief Financial Officer, Secretary, and Treasurer